The Rubicon Project, Inc. S-4

Exhibit 99.2

CONSENT OF RBC CAPITAL MARKETS, LLC

The Board of Directors

Telaria, Inc.

222 Broadway, 16th Floor

New York, New York 10038

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated December 18, 2019, to the Board of Directors of Telaria, Inc. (“Telaria”) as Annex F to, and reference to such opinion letter under the headings “Summary—Opinion of Telaria’s Financial Advisor” and “The Merger—Opinion of Telaria’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger involving Telaria and The Rubicon Project, Inc. (“Rubicon Project”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Rubicon Project (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ RBC Capital Markets, LLC

RBC CAPITAL MARKETS, LLC

January 30, 2020